Exhibit 99.1

             Walter Industries Announces Third Quarter 2004 Results


             -- EPS of $0.50 Exceeds Previously Announced Guidance --
       -- Coal Mining Business Reports Record Quarterly Operating Income --
    -- Company Overcomes $4.9 Million of Hurricane-Related Insurance Losses --
           -- Board of Directors Increases Quarterly Dividend by 33% --


    TAMPA, Fla., Oct. 26 /PRNewswire-FirstCall/ -- Walter Industries, Inc. (NYSE: WLT), today reported earnings of $0.50 per diluted share for the third quarter ended September 30, 2004, compared to a net loss of $0.22 per diluted share for the year-ago period. Net income for the third quarter was $19.1 million, compared to a net loss of $9.3 million in the year-ago period. The prior-year period included an after-tax loss of $9.2 million from discontinued operations. Earnings for the third quarter exceeded the Company's most recently issued guidance of $0.40 to $0.45 per diluted share.

    Income from continuing operations before income tax expense in the third quarter was $25.2 million, an increase of $27.4 million versus the prior-year period as record operating performance in the Natural Resources segment led to a significant year-over-year turnaround in overall profitability. Natural Resources' dramatic improvement in results was due to a 54% increase in average coal prices, a strong increase in coal production, higher natural gas prices and significantly lower production costs.

    "We are pleased to report strong financial results for the third quarter, especially in light of the impact that four major hurricanes had on our Financing segment," said Chairman and Chief Executive Officer Don DeFosset. "Our positive results were driven by record operating income within our Natural Resources segment, as well as solid performance in the Financing segment and at U.S. Pipe."

    Net sales and revenue for the third quarter was $388.3 million, an increase of 13% versus the year-ago period. This significant increase was primarily the result of favorable metallurgical coal and natural gas prices at Natural Resources, plus increased volumes and higher ductile iron pipe prices at U.S. Pipe, partially offset by lower volumes in the Homebuilding segment.

    Operating results for the third quarter also reflected increased margins at U.S. Pipe, as higher prices and volumes more than overcame significantly increased scrap metal costs. The positives in Natural Resources and U.S. Pipe were partially offset by losses within the Homebuilding segment, and by approximately $4.9 million in pre-tax insurance losses in the Financing segment from the multiple hurricanes that impacted the Southeastern United States during the quarter.

    Earnings per diluted share in the third quarter do not reflect the impact of implementing Emerging Issues Task Force Issue No. 04-08, "The
Effect of Contingently Convertible Debt on Diluted Earnings per Share" (EITF 04-08). When EITF 04-08 becomes effective, the Company will be required to recalculate and restate diluted earnings per share by including the dilutive impact of an additional 9.8 million shares of common stock associated with the Company's $175 million contingent convertible senior subordinated notes.


    Third Quarter Results By Operating Segment


    Natural Resources Segment

    The Natural Resources segment reported third quarter revenue of $95.5 million, up 56% versus the year-ago period, due to significantly higher metallurgical coal and natural gas prices, plus higher coal shipments. Jim Walter Resources generated operating income of $23.7 million, a record level of profitability since its inception in 1977. Operating income was $33.4 million higher than the prior-year period, principally from new contract pricing improvements, which started in the third quarter, as well as favorable spot sales. The Company also achieved an 18% increase in coal production and a 9% reduction in extraction costs.

    Jim Walter Resources sold 1.6 million tons of coal at an average price of $53.27 per ton in the third quarter, compared to 1.5 million tons in the prior-year quarter at an average price of $34.59. The natural gas operation sold 1.9 billion cubic feet of gas in the third quarter at an average price of $5.80 per thousand cubic feet, compared to sales of 2.1 billion cubic feet at $4.30 per thousand cubic feet in the prior-year quarter.

    The outlook for Jim Walter Resources remains strong, as demand for high-quality metallurgical coal continues to rise.


    Financing Segment

    The Financing segment's revenue for the third quarter was $59.3 million, compared to $61.1 million in the prior-year period. Lower revenue was due to reduced yields on the instalment note portfolio, partially offset by slightly higher prepayment income. Prepayment speeds were 10.6% in the third quarter, compared to 10.2% in the year-ago period.

    Third quarter operating income was $8.6 million, down $3.2 million versus the year-ago period, primarily due to a $4.9 million pre-tax provision for estimated hurricane losses. Excluding hurricane losses, the Financing segment's operating income increased $1.7 million, reflecting continued favorable delinquency rates, reduced interest expense, and a lower provision for losses on repossessed homes. Delinquencies (the percentage of amounts outstanding over 30 days past due) were 5.6% at the end of the quarter, compared to 6.3% at the end of the prior-year period.


    Industrial Products Segment

    The Industrial Products segment reported revenue of $157.2 million, up 19% versus the prior-year period, as significant increases in ductile iron pipe sales prices were realized. U.S. Pipe has successfully implemented five price increases, and recently announced a sixth, over the last 16 months to offset rapidly rising costs for scrap metal, transportation, and other raw materials.

    Operating income for the current quarter was $8.3 million, up 39% versus the year-ago period. The improvement was primarily due to higher selling prices, as well as a 14% increase in ductile iron pipe volume. Effective pricing actions and strong market demand helped U.S. Pipe significantly improve profitability on a year-over-year basis.


    Homebuilding Segment

    The Homebuilding segment reported third quarter revenue of $54.2 million, compared to $67.0 million in the year-ago period, as lower unit completions continue to negatively impact financial results. Homebuilding completed 733 homes during the third quarter at an average selling price of $73,000, compared to 1,004 homes at an average selling price of $66,000 for the same period last year. The Homebuilding segment is working aggressively to increase sales and rebuild its backlog with new promotions, enhanced sales training, and the introduction of larger, more contemporary home models. Expanded financing incentives, such as delayed payment programs and lower coupon rates, have also been offered to attract first-time homebuyers.

    The segment's operating loss for the third quarter was $9.6 million, compared to a loss of $1.6 million in the prior-year period. Results for the quarter reflect lower unit completions plus reduced margins due to rising lumber and other costs, job cost overruns, and expenses associated with closing under-performing sales centers.

    The Homebuilding segment is making progress on several cost-containment initiatives and continues to rationalize its sales center distribution base. In addition, new sales and marketing campaigns have recently resulted in improved levels of new home order volumes. However, the string of recent hurricanes and the resulting excessive rain caused construction delays during the quarter, which reduced new starts and completions through much of the Southeast. Given low sales volumes earlier in the year, delays in new starts, and our normal cycle times, the Company expects the Homebuilding segment's return to profitability to be achieved in the second half of 2005.


    Other

    Sloss Industries reported revenue of $26.2 million, a 24% increase over the prior-year period. Operating income was $2.1 million, versus a loss of $0.5 million in the year-ago period. Revenue and income improvements reflect higher furnace and foundry coke contract pricing as well as favorable spot shipments during the quarter.

    Also, during the quarter the Company's Financing business completed a $294 million mortgage-backed security transaction, which generated $38 million in net cash proceeds. The proceeds were used to eliminate outstanding borrowings under the Company's bank revolver and add $30 million in cash to the balance sheet.

    In light of the Company's strong results, the Walter Industries' Board of Directors recently announced a 33% increase in the quarterly dividend to $0.04 cents per common share.


    Conference Call Webcast

    Walter Industries Chairman and CEO Don DeFosset and members of the Company's leadership team will discuss quarterly results and other general business matters on a conference call and live Webcast to be held on Wednesday, October 27, 2004, at 9:00 a.m. Eastern time. To listen to the event live or in archive, visit the Company Web site at http://www.walterind.com.


    Walter Industries, Inc. is a diversified company with annual revenue of $1.3 billion. The Company is a leader in affordable homebuilding, related financing, and water transmission products, and is a significant producer of high-quality coal for worldwide markets. Based in Tampa, Florida, the Company employs approximately 5,200 people. For more information about Walter Industries, please call Joe Troy, Senior Vice President-Financial Services at
(813) 871-4404, or visit the Company Web site at http://www.walterind.com.


    Safe Harbor Statement

    Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among others, changes in customers' demand for the Company's products, changes in raw material and equipment costs and availability, geologic conditions and changes in extraction costs and pricing in the Company's mining operations, changes in customer orders, pricing actions by the Company's competitors, the collection of approximately $16 million of receivables associated with working capital adjustments arising from the sales of subsidiaries in 2003, potential changes in the mortgage-backed capital market, and general changes in economic conditions. Risks associated with forward-looking statements are more fully described in the Company's filings with the Securities and Exchange Commission. The Company assumes no duty to update its forward-looking statements as of any future date.




                    WALTER INDUSTRIES, INC. AND SUBSIDIARIES
                         CONSOLIDATED EARNINGS PER SHARE
                                    Unaudited


                                                       For the three months
                                                        ended September 30,
                                                      2004              2003

    Basic Income (Loss) per share:

    Income from continuing operations                $0.51               $--
    Discontinued Operations                             --             (0.22)

    Net Income (Loss)                                $0.51            $(0.22)

    Weighted average number of basic
     shares outstanding                         37,424,525        42,210,244


    Diluted Income (Loss) per share:

    Income from continuing operations                $0.50               $--
    Discontinued Operations                             --             (0.22)

    Net Income (Loss)                                $0.50            $(0.22)

    Weighted average number of diluted
     shares outstanding                         38,281,924        42,608,676



                    WALTER INDUSTRIES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                ($ in Thousands)
                                    Unaudited

                                                  For the three months
                                                    ended September 30,
                                                   2004              2003
    Net sales and revenues:
     Net sales                                 $326,895          $280,647
     Interest income on instalment
       notes                                     54,961            56,552
     Miscellaneous                                6,468             6,796
                                                388,324           343,995

    Cost and expenses:
     Cost of sales (exclusive of
      depreciation)                             252,480           240,286
     Depreciation                                14,687            13,325
     Selling, general and administrative         47,500            42,279
     Provision for losses on instalment
      notes                                       3,265             4,907
     Postretirement benefits                      2,053             2,095
     Interest expense - mortgage-
      backed/asset-backed notes                  32,824            33,492
     Interest expense - corporate debt            3,803             6,604
     Amortization of other intangibles            1,079             1,586
     Provision for estimated hurricane
      losses                                      4,918                --
     Restructuring and impairment charges           534             1,650
                                                363,143           346,224

    Income (loss) from continuing
     operations before income tax expense        25,181            (2,229)

    Income tax (expense) benefit                 (6,108)            2,201

    Income (loss) from continuing
     operations                                  19,073               (28)
    Discontinued Operations, net of
     income taxes                                    --            (9,230)

    Net Income (Loss)                           $19,073           $(9,258)



                    WALTER INDUSTRIES, INC. AND SUBSIDIARIES
                          RESULTS BY OPERATING SEGMENT
                                ($ in Thousands)
                                    Unaudited

                                                      For the three months
                                                        ended September 30,
                                                      2004              2003

    NET SALES AND REVENUES:
    Homebuilding                                   $54,172           $66,968
    Financing                                       59,262            61,108
    Industrial Products                            157,229           131,737
    Natural Resources                               95,549            61,444
    Other                                           28,816            27,293
    Consolidating Eliminations                      (6,704)           (4,555)
                                                  $388,324          $343,995

    OPERATING INCOME (LOSS):
    Homebuilding                                   $(9,550)          $(1,591)
    Financing                                        8,569            11,780
    Industrial Products                              8,286             5,965
    Natural Resources                               23,674            (9,678)
    Other                                           (1,288)           (1,423)
    Consolidating Eliminations                        (707)             (678)
    Operating income                                28,984             4,375
    Corporate debt interest expense                 (3,803)           (6,604)
    Income (loss) from continuing
     operations before income tax expense          $25,181           $(2,229)



                    WALTER INDUSTRIES, INC. AND SUBSIDIARIES
                         CONSOLIDATED EARNINGS PER SHARE
                                    Unaudited


                                                      For the nine months
                                                       ended September 30,
                                                      2004              2003

    Basic Income (Loss) per share:

    Income from continuing operations                $0.58             $0.52
    Discontinued Operations                            --              (1.10)
    Cumulative effect of change in
     accounting principle                              --               0.01

    Net Income (Loss)                                $0.58            $(0.57)

    Weighted average number of basic
     shares outstanding                         39,154,490        43,375,050


    Diluted Income (Loss) per share:

    Income from continuing operations                $0.57             $0.52
    Discontinued Operations                            --              (1.10)
    Cumulative effect of change in
     accounting principle                              --               0.01

    Net Income (Loss)                                $0.57            $(0.57)

    Weighted average number of diluted
     shares outstanding                         39,841,802        43,677,284



                    WALTER INDUSTRIES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                ($ in Thousands)
                                    Unaudited

                                                        For the nine months
                                                         ended September 30,
                                                       2004              2003
    Net sales and revenues:
     Net sales                                     $914,941          $825,202
     Interest income on instalment notes            166,634           166,645
     Miscellaneous                                   12,653            13,858
                                                  1,094,228         1,005,705

    Cost and expenses:
     Cost of sales (exclusive of depreciation)      736,870           690,757
     Depreciation                                    45,188            40,461
     Selling, general and administrative            147,374           126,201
     Provision for losses on instalment
      notes                                           8,297            11,243
     Postretirement benefits                          5,158             6,427
     Interest expense - mortgage-
      backed/asset-backed notes                      94,826            96,478
     Interest expense - corporate debt               13,954            14,371
     Amortization of other intangibles                3,916             4,684
     Provision for estimated hurricane
      losses                                          4,918               --
     Litigation expense                                 --              6,500
     Restructuring and impairment charges             1,048             7,537
                                                  1,061,549         1,004,659

    Income from continuing operations
     before income tax expense                       32,679             1,046

    Income tax (expense) benefit                     (9,945)           21,570

    Income from continuing operations                22,734            22,616
    Discontinued Operations, net of
     income taxes                                       --            (47,701)
    Cumulative effect of change in
     accounting principle (net of income
     tax expense of $123)                               --                376

    Net Income (Loss)                               $22,734          $(24,709)



                    WALTER INDUSTRIES, INC. AND SUBSIDIARIES
                          RESULTS BY OPERATING SEGMENT
                                ($ in Thousands)
                                    Unaudited

                                                       For the nine months
                                                        ended September 30,
                                                      2004              2003

    NET SALES AND REVENUES:
    Homebuilding                                  $179,832          $206,467
    Financing                                      183,040           180,243
    Industrial Products                            416,313           355,685
    Natural Resources                              249,372           197,383
    Other                                           82,898            81,133
    Consolidating Eliminations                     (17,227)          (15,206)
                                                $1,094,228        $1,005,705

    OPERATING INCOME (LOSS):
    Homebuilding                                  $(25,071)           $2,809
    Financing                                       39,065            40,833
    Industrial Products                              8,137           (10,357)
    Natural Resources                               36,080            (8,047)
    Other                                           (9,518)           (7,786)
    Consolidating Eliminations                      (2,060)           (2,035)
    Operating income                                46,633            15,417
    Corporate debt interest expense                (13,954)          (14,371)
    Income from continuing operations
     before income tax expense                     $32,679            $1,046



                     WALTER INDUSTRIES, INC. AND SUBSIDIARIES
                             SUPPLEMENTAL INFORMATION
                                ($ in Thousands)
                                    Unaudited

                                           For the  For the  For the  For the
                                             three    three     nine     nine
                                            months   months   months   months
                                             ended    ended    ended    ended
                                          Sept. 30 Sept. 30 Sept. 30 Sept. 30
                                              2004     2003     2004     2003

    Depreciation:
     Homebuilding                           $1,213   $1,257   $3,671   $3,465
     Financing                                 401      219    1,093      623
     Industrial Products                     6,415    6,459   20,158   19,793
     Natural Resources                       5,464    4,084   16,628   12,559
     Other                                   1,194    1,306    3,638    4,021
                                           $14,687  $13,325  $45,188  $40,461

    Amortization of other intangibles:
     Financing                              $1,079   $1,586   $3,916   $4,684


    Restructuring and impairment charges:
     Mine No. 5 shutdown costs                $534      $--     $927      $--
     U.S. Pipe Anniston plant shutdown
      costs                                     --       --      121    5,887
     Former headquarters impairment
      charge                                    --    1,650       --    1,650
                                              $534   $1,650   $1,048   $7,537



                     WALTER INDUSTRIES, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                ($ in Thousands)
                                    Unaudited


                                      September 30, December 31, September 30,
                                              2004          2003         2003
    ASSETS
    Cash and cash equivalents              $47,572       $59,982      $19,247
    Short-term investments, restricted     105,692       100,315      107,224
    Marketable securities                      665           652          652
    Instalment notes receivable, net of
     allowance of $12,587, $12,675 and
     $11,747, respectively               1,744,059     1,757,832    1,743,428
    Receivables, net                       189,788       155,497      173,206
    Income tax receivable                   15,369        17,271       42,292
    Inventories                            211,929       215,855      197,436
    Prepaid expenses                        13,089         6,528        8,027
    Property, plant and equipment, net     333,502       352,529      352,338
    Assets held for sale                        --            --       10,521
    Assets of discontinued operations
     held for sale                              --            --      300,878
    Investments                              6,153         6,326        6,747
    Deferred income taxes                   37,185        47,498       50,956
    Unamortized debt expense                38,166        35,810       38,075
    Other long-term assets, net             47,638        35,472       39,883
    Goodwill and other intangibles, net    146,046       149,962      153,866
                                        $2,936,853    $2,941,529   $3,244,776


    LIABILITIES AND STOCKHOLDERS' EQUITY
    Accounts payable                      $100,947       $99,889      $95,942
    Accrued expenses                       122,918       109,136      104,625
    Debt:
     Mortgage-backed/asset-backed notes  1,796,071     1,829,898    1,849,492
     Senior debt                                --       113,754      321,753
     Convertible senior subordinated
      notes                                175,000            --           --
    Accrued interest                        17,992        17,119       17,531
    Liabilities of discontinued
     operations held for sale                   --            --       92,606
    Accumulated postretirement benefits
     obligation                            283,906       292,300      289,619
    Other long-term liabilities            198,479       202,823      189,185
    Total liabilities                    2,695,313     2,664,919    2,960,753
    Stockholders' equity                   241,540       276,610      284,023
                                        $2,936,853    $2,941,529   $3,244,776



                     WALTER INDUSTRIES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                ($ in Thousands)
                                    Unaudited
                                                        For the nine months
                                                         ended September 30,
                                                      2004               2003

    OPERATING ACTIVITIES
    Income from continuing operations              $22,734            $22,616
    Adjustments to reconcile income to
     net cash provided by continuing
     operations:
       Provision for losses on instalment
        notes receivable                             8,297             11,243
       Depreciation                                 45,188             40,461
       Provision for deferred income
        taxes                                       10,208              3,987
       Accumulated postretirement
        benefits obligation                         (8,394)            (6,783)
       Decrease in other long-term
        liabilities                                 (2,337)            (5,213)
       Amortization of other intangibles             3,916              4,684
       Amortization of debt expense                  6,986              4,451
       Loss on sale of assets                        1,294                --
       Restructuring and impairment
        charges                                        772              6,350
       Stock-based compensation expense                472                --

    Decrease (increase) in assets:
       Marketable securities                           (13)               958
       Receivables, net                            (36,157)           (13,193)
       Income taxes receivable                       2,007            (17,983)
       Inventories                                     866             (8,128)
       Prepaid expenses                             (6,561)              (382)
    Increase (decrease) in liabilities:
       Accounts payable                              2,277              1,212
       Accrued expenses                             16,787                951
       Accrued interest                                873             (1,121)
                 Cash flows provided by
                  continuing operations             69,215             44,110
                 Cash flows (used in)
                  provided by
                  discontinued operations           (3,611)            18,698
                 Cash flows provided by
                  operating activities              65,604             62,808

    INVESTING ACTIVITIES
      Notes originated from sales and
       resales of homes and purchases of
       loan portfolios                            (345,571)          (374,538)
      Cash collections on accounts and
       payouts in advance of maturity              351,047            337,590
      Increase in short-term investments,
       restricted                                   (5,377)            (9,338)
      Additions to property, plant and
       equipment, net of retirements               (29,316)           (31,471)
      Increase in investments and other
       assets, net                                 (13,590)            (3,025)
      Additions to property, plant and
       equipment of discontinued
       operations                                      --             (19,219)
      Proceeds from sale of subsidiary               6,000                --
                 Cash flows used in
                  investing activities             (36,807)          (100,001)

    FINANCING ACTIVITIES
        Issuance of debt                           670,218          1,041,201
        Retirement of debt                        (644,239)          (954,876)
        Additions to unamortized debt
         expense                                    (7,902)            (7,273)
        Dividends paid                              (3,489)            (3,884)
        Purchases of treasury stock                (63,020)           (27,566)
        Exercise of employee stock
         options                                     7,225                604
                 Cash flows (used in)
                  provided by financing
                  activities                       (41,207)            48,206

    Net (decrease) increase in cash and
     cash equivalents                              (12,410)            11,013
    Cash and cash equivalents at
     beginning of period                            59,982              8,234
    Cash and cash equivalents at end of
     period                                        $47,572            $19,247




SOURCE  Walter Industries, Inc.
    -0-                             10/26/2004
    /CONTACT: Joe Troy, Senior Vice President-Financial Services, Walter Industries, +1-813-871-4404/
    /Photo:  http://www.newscom.com/cgi-bin/prnh/20020429/FLM010LOGO-c
              AP Archive:  http://photoarchive.ap.org
              PRN Photo Desk, photodesk@prnewswire.com/
    /Web site:  http://www.walterind.com/
    (WLT)

CO:  Walter Industries, Inc.; Jim Walter Resources; U.S. Pipe; Sloss
     Industries
ST:  Florida
IN:  CST OIL RLT FIN
SU:  ERN ERP DIV CCA MAV